Exhibit 10.39

PHARMERICA CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Annual Retainer: Each non-employee director will receive an annual retainer of $35,000.

Chairman Retainer: The non-employee chairman of the Board will receive an additional annual retainer of $15,000 per year.

Committee Chair Retainer: The chairman of the Nominating and Governance Committee will receive an additional annual retainer of $5,000. The chairman of the Compensation Committee will receive an additional annual retainer of $5,000. The chairman of the Audit Committee receive an additional annual retainer of $10,000.

Board Meeting Fee: Non-employee directors will receive $2,000 for each meeting of the board attended.

Committee Meeting Fee: Non-employee committee members will receive $1,500 for each committee meeting attended.

Initial Stock Option Grant: Upon joining the board of directors, each non-employee director will receive a one-time award of stock options valued at $120,000. Such stock options will vest in three equal annual installments.

Annual Restricted Stock Grant: Each non-employee director will receive an annual award of restricted stock valued at $80,000. Such restricted stock will vest in three equal annual installments.

Exceptions: Directors Paul J. Diaz and R. David Yost agreed not to receive any compensation for their board service.